Exhibit 4 (b)(i)

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is made as of July 1, 2003, by and between INTERCONTINENTAL HOTELS GROUP RESOURCES, INC., a Delaware corporation (the “Seller”) and HPT IHG PROPERTIES TRUST, a Maryland real estate investment trust (together with its permitted successors and assigns, the “Purchaser”).

W I T N E S S E T H :

     WHEREAS, the Seller is the owner of the Properties identified on Exhibit A; and

     WHEREAS, the Purchaser desires to purchase all of the Properties from the Seller and the Seller wishes to sell all of the Properties to the Purchaser, subject to and upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

     SECTION 1 DEFINITIONS.

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

     1.1 “Agreement” shall mean this Purchase and Sale Agreement, together with Exhibits A — I and Schedules 6.1(d), 6.1(f) — (i), 6.1(k), 6.1(m) — 6.1(o), 6.1(r) and 6.1(t) attached hereto, as it and they may be amended from time to time.

     1.2 “Apportionment Time” shall have the meaning given such term in Section 9.1 of this Agreement.

     1.3 “Assets” shall mean, with respect to any Property, collectively, all of the Real Property, the FF&E, the FAS, the Contracts, the Improvements, the Inventories and the Intangible Property now owned or hereafter acquired by the Seller in connection with or relating to such Property other than any Excluded Assets with respect to such Property.

     1.4 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Massachusetts or the State of Georgia are authorized by law or executive action to close.

     1.5 “Closing” shall mean the consummation of the purchase and sale transactions contemplated by this Agreement.

     1.6 “Closing Date” shall mean the date on which the

     Closing shall occur.

     1.7 “Contracts” shall mean, with respect to any Property, all hotel licensing agreements and other service contracts, equipment leases, booking agreements and other arrangements or agreements to which the Seller is a party affecting the ownership, repair, maintenance, leasing or operation of such Property, to the extent the Seller’s interest therein is assignable or transferable; provided, however, that the term “Contracts” shall not include any management agreements or any Excluded Assets.

     1.8 “Diligence Expiration Date” shall mean July 1, 2003.

     1.9 “Excluded Assets” shall mean, with respect to any Property:

     (a) any right, title or interest in the name “Staybridge, ” “Intercontinental” and other System Marks (as defined in the Management Agreement);

     (b) all licenses and permits necessary for Manager to manage the Properties pursuant to the Management Agreement;

     (c) all computer software licensed for use by Seller or affiliates of Seller, including accounts receivable software;

     (d) any and all motor vehicles;

     (e) any and all menus, stationery, or other items indicating that the Properties are owned by Seller;

     (f) any and all personal property of the employees of the Properties;

     (g) books, ledger sheets, files and records with respect to the operation of the Properties; and

     (h) all contracts relating to such Property or its operations, other then the Contracts and the Permitted Encumbrances;

     (i) alcoholic beverages inventories; and

     (j) leased two way radios.

     1.10 “FAS” shall mean all items included within “Property and Equipment” under the Uniform System of Accounts, including, but not limited to, linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or guest rooms, other than Excluded Assets.

     1.11 “FF&E” shall mean, with respect to any Property, all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever located in or at, or used in connection with the ownership, operation or maintenance of, such Property, but in any event excluding any Excluded Assets.

     1.12 “Hotel” shall mean, with respect to any Property, the Staybridge Suites hotel located on such Property.

     1.13 “HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust.

     1.14 “HPT Guaranty” shall mean the Guaranty Agreement substantially in the form attached hereto as Exhibit C to be made by HPT at the Closing for the benefit of IHG and the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     1.15 “HPT Parties” shall mean, collectively, HPT, the Purchaser and the Tenant.

     1.16 “IHG” shall mean Intercontinental Hotels Group PLC, a United Kingdom corporation.

     1.17 “IHG Guaranty” shall mean the Guaranty Agreement substantially in the form attached hereto as Exhibit D, to be made by IHG at the Closing for the benefit of the Tenant and HPT, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     1.18 “Improvements” shall mean, with respect to any Property, all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to, the Real Property with respect to such Property.

     1.19 “Intangible Property” shall mean, with respect to any Property, all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, the Contracts, telephone exchange numbers identified with such Property held by the Seller and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to such Property held by the Seller other than Excluded Assets.

     1.20 “Inventories” shall mean, with respect to any Property, all “Inventories” as defined in the Uniform System of Accounts other than Excluded Assets.

     1.21 “Lease” shall mean the Lease Agreement substantially in the form attached hereto as Exhibit E, to be entered into by the Purchaser and the Tenant at the Closing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     1.22 “Management Agreement” shall mean the Management Agreement substantially in the form attached hereto as Exhibit F, to be entered into by the Tenant and the Seller at the Closing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     1.23 “Operating Costs” shall have the meaning given to such term in the Management Agreement.

     1.24 “Permitted Encumbrances” shall mean, with respect to any Property, (a) liens for taxes, assessments and governmental charges with respect to such Property not yet due and payable or due and payable but not yet delinquent; (b) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations provided the same do not prohibit or impair in any material respect the use of such Property as a Staybridge Suite hotel, as contemplated by this Agreement, the Management Agreement and the Lease; (c) such other nonmonetary encumbrances as do not, in the Purchaser’s reasonable opinion, impair marketability and do not prohibit or impair in any material respect the use of such Property as a fully functioning Staybridge Suite hotel as contemplated by this Agreement, the Lease, and the Management Agreement; and (d) such other nonmonetary encumbrances with respect to such Property which are not objected to by the Purchaser in accordance with Sections 2 .4 and 2.5.

     1.25 “Properties” shall mean, collectively, all of the Assets relating to the properties identified on Exhibit A, the legal descriptions of which are set forth in Exhibits B-1 through B-16.

     1.26 “Property” shall mean any one of the Properties.

     1.27 “Purchase Price” shall mean One Hundred Eighty Five Million Dollars ($185,000,000). The Purchase Price shall be allocated among the Properties as set forth in Exhibit A.

     1.28 “Purchaser” shall have the meaning given such term in the preamble to this Agreement.

     1.29 “Real Property” shall mean, with respect to any Property, the real property described in the applicable Exhibits B-1 through B-16, together with all easements, rights of way, privileges, licenses and appurtenances which the Seller may now own or hereafter acquire with respect thereto.

     1.30 “Seller” shall have the meaning given such term in the preamble to this Agreement.

     1.31 “Seller’s Knowledge” shall mean the actual (and not the imputed, or constructive) knowledge of Michael L. Goodson, Senior Vice President, Finance and Business Development, of IHG and Robert C. Gunkel, Vice President, Asset Management and Project Finance, of IHG (collectively, the “Designated Representatives”) after due inquiry of each general manager of the Hotels and other appropriate personnel employed by the Seller or its Affiliates; provided, however, the Designated Representatives shall not be obligated to make inquiry of any personnel employed at a Hotel other than the general manager thereof.

     1.32 “Surveys” shall have the meaning given such term in Section 2.5.

     1.33 “Tenant” shall mean HPT TRS IHG-1, Inc., a Maryland corporation.

     1.34 “Title Commitments” shall have the meaning given such term in Section 2.4.

     1.35 “Title Company” shall mean Lawyers Title Insurance Corporation or such other title insurance company as shall have been approved by the Purchaser and the Seller.

     1.36 “Transaction Documents” shall mean, collectively, this Agreement, the Management Agreement, the Lease, the HPT Guaranty and the IHG Guaranty.

     1.37 “True-up” shall have the meaning ascribed thereto in Section 9.1.

     1.38 “Uniform System of Accounts” shall mean A Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

     SECTION 2 PURCHASE AND SALE; DILIGENCE.

     2.1 Purchase and Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Purchaser, all of the Seller’s right, title and interest in and to the Properties for the Purchase Price subject to and in accordance with the terms and conditions of this Agreement.

     2.2 Diligence Inspections. At all times prior to the Closing, the Seller shall permit the Purchaser and its representatives to inspect the Properties and the Improvements (including, without limitation, all roofs, electric, mechanical and structural elements, and HVAC systems therein) and to perform due diligence, soil analysis and environmental investigations, to examine the books of account and records of the Seller with respect to the Properties, including, without limitation, all leases and agreements affecting the Properties, and make copies thereof, at such reasonable times as the Purchaser or its representatives may request by reasonable prior notice to the Seller (which notice may be oral). At all such times, the Purchaser and its representatives shall not unreasonably disrupt or interfere with the ongoing operation of the Properties or any of the guests at the Hotels. To the extent that, in connection with such investigations, the Purchaser or its agents, representatives or contractors, damages or disturbs any of the Assets, the Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance to the extent so damaged by Purchaser or its agents. The Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all liabilities, claims, demands, expenses, losses, costs or damages (including, without limitation, reasonable attorneys’ fees) which the Seller may incur to the extent resulting from any act or omission of the Purchaser or its representatives, agents or contractors in connection with such examinations and inspections. The foregoing indemnity shall survive the Closing and the termination of this Agreement.

     2.3 Option to Terminate. If the results of the inspections performed by or on behalf of the Purchaser pursuant to Section 2.2 shall be unsatisfactory to the Purchaser in any respect or if the Purchaser otherwise determines not to proceed to Closing, the Purchaser shall have the right to terminate this

Agreement at any time prior to the Diligence Expiration Date, by the giving of notice thereof to the Seller on or before the Diligence Expiration Date.

     2.4 Title Matters.

     (a) Prior to the date hereof, the Seller and the Purchaser have ordered from the Title Company and directed the Title Company promptly to deliver to the Purchaser and the Seller a preliminary title commitment for an ALTA extended owner’s policy of title insurance with respect to each of the Properties, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the “Title Commitments”).

     (b) On or before the Diligence Expiration Date, the Purchaser shall give the Seller notice of any title exceptions (other than Permitted Encumbrances) which adversely affect such Property in any material respect and as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to cause such exceptions to be removed from the Title Commitments, the Seller shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Seller to give such notice within five (5) days after Purchaser gives its notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unwilling or unable to remove any title defects to which the Purchaser has reasonably objected, the Purchaser may elect (i) to terminate this Agreement, or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Purchase Price on account thereof. The Purchaser shall make any such election by notice to the Seller given on or prior to the Closing Date. Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above. Except as otherwise expressly provided herein or agreed to in writing by the Seller, the Seller shall be under no obligation to remove or otherwise cure a title exception, and any failure or refusal of Seller to do so shall not be a default of Seller hereunder. Seller’s election to attempt to cure title exceptions shall not create any obligation of Seller to do so. Notwithstanding the foregoing, the Seller shall cause all mortgages and deeds of trust as well as any other monetary liens encumbering any Property arising by, through or under the Seller to be released at or prior to the Closing.

     2.5 Survey Matters.

     (a) Prior to the date hereof, the Purchaser has arranged for the preparation of an as-built ALTA survey with respect to each of the Properties (collectively, the “Surveys”) , by a licensed surveyor in the jurisdiction in which each such Property is located, which (i) contains an accurate legal description of the applicable Property, (ii) shows the exact location, dimension and description (including applicable recording information) of all utilities, easements, encroachments and other physical matters affecting such Property, the number of striped parking spaces located thereon and all applicable building set-back lines, (iii) states whether the applicable Property is located within a 100-year flood plain, and (iv) includes a certification substantially in the form set forth in Exhibit G, for the benefit of the parties identified therein.

     (b) On or before the Diligence Expiration Date, the Purchaser shall give the Seller notice of any matters shown on such Survey (other than Permitted Encumbrances) which adversely affect any such Property in any material respect and as to which the Purchaser reasonably objects. If, for any reason, the Seller is unable or unwilling to take such actions as may be required to remedy the objectionable matters, the Seller shall give the Purchaser prompt notice thereof; it being understood and agreed that the failure of the Seller to give such notice within five (5) days after Purchaser gives its notice of objection shall be deemed an election by the Seller not to remedy such matters. If the Seller shall be unable or unwilling to remove any survey defect to which the Purchaser has reasonably objected, the Purchaser may elect (i) to terminate this Agreement, or (ii) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Purchase Price of the affected Property on account thereof. The Purchaser shall make any such election by notice to the Seller given on or prior to the Closing. Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above.

     SECTION 3 PURCHASE AND SALE.

     3.1 Closing. The Closing shall be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Seller and the Purchaser may agree, on July 1, 2003 or on such other date as the Seller and the Purchaser may agree.

     3.2 Purchase Price. At the Closing, the Purchase Price shall be payable by wire transfer of immediately available funds to an account or accounts to be designated by the Seller prior to the Closing.

     SECTION 4 CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE.

     The obligation of the Purchaser to acquire each of the Properties shall be subject to the satisfaction or waiver of the following conditions precedent on and as of the Closing Date:

     4.1 Property Documents. The Seller shall have delivered to the Purchaser:

     (a) With respect to each of the Properties, a good and sufficient New York bargain and sale deed with covenants against grantor’s acts, or its local equivalent, in proper statutory form for recording, duly executed and acknowledged by the Seller, conveying good and marketable title to the Real Property portion of such Property, free from all liens and encumbrances other than the Permitted Encumbrances;

     (b) A bill of sale and assignment agreement, in the form attached hereto as Exhibit H, duly executed and acknowledged;

     (c) A bill of sale and assignment agreement, in the form attached hereto as Exhibit I duly executed and acknowledged;

     (d) To the extent the same are in the Seller’s possession or control, original, fully executed copies of all agreements constituting Assets; and

     (e) A copy of the final duly issued certificate of occupancy for each of the Properties.

     4.2 General Documents. The following documents shall have been duly executed and delivered:

     (a) the IHG Guaranty, duly executed by IHG;

     (b) the Management Agreement, duly executed by the Seller;

     (c) certificates of duly authorized officers of the Seller confirming the continued truth and accuracy of the representations and warranties of the Seller in this Agreement;

     (d) certified copies of applicable resolutions and certificates of incumbency with respect to each of the Seller and IHG; and

     (e) such other conveyance documents, certificates, deeds, affidavits and other instruments as the Purchaser or the Title Company may reasonably require to effectuate the transactions contemplated by this Agreement.

     4.3 Condition of Properties, Etc.

     (a) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the Properties; and

     (b) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Properties shall be in full force and effect.

     4.4 Title Policies. The Title Company shall be prepared, subject only to payment of the applicable premium and endorsement fees and delivery of all conveyance documents in recordable form, to issue title insurance policies to the Purchaser with respect to each of the Properties, in form and substance satisfactory to the Purchaser in accordance with Section 2.4, together with such affirmative coverages as the Purchaser may reasonably require and shall have been determined by the Title Company as available as provided in Section 2.4.

     4.5 Opinions of Counsel.

     (a) The Purchaser shall have received one or more written opinions from counsel to the Seller, in form and substance reasonably satisfactory to the Purchaser, regarding the organization and authority of the Seller and IHG and such other persons or entities as the Purchaser may reasonably require, the enforceability of this Agreement, the other Transaction Documents and such other matters with respect to the transactions contemplated by this Agreement and the other Transaction Documents as the Purchaser may reasonably require together with certified copies of all charter documents.

     (b) The Purchaser shall have received a zoning diligence memorandum from local counsel to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, regarding the compliance of the Properties located in Florida or Texas with respect to zoning, licensing and such other matters as the Purchaser may reasonably require.

     4.6 No Defaults. There shall be no default on the part of any of the Seller or IHG under any of the Transaction Documents, and there shall be no facts or circumstances which with the passage of time, the giving of notice or both would constitute such a default or which would pursuant to the terms of the Transaction Documents entitle any HPT Party to terminate any Transaction Document.

     SECTION 5 CONDITIONS TO SELLER’S OBLIGATION TO CLOSE.

     The obligation of the Seller to convey the Properties on the Closing Date to the Purchaser is subject to the satisfaction or waiver of the following conditions precedent on and as of the Closing Date:

     5.1 Purchase Price. The Purchaser shall deliver to the Seller the Purchase Price as provided in Section 3.2 (subject to the adjustments and prorations as provided in this Agreement).

     5.2 Property Documents. The Purchaser shall have delivered to the Seller duly executed and acknowledged counterparts of the documents described in Sections 4.1(b) and 4.1(c).

     5.3 General Documents. The following documents shall have been duly executed and delivered:

     (a) the Management Agreement, duly executed by Tenant;

     (b) the HPT Guaranty, duly executed by HPT;

     (c) certificates of duly authorized officers of the Purchaser confirming the continued truth and accuracy of the representations and warranties of the Purchaser in this Agreement;

     (d) certified copies of applicable resolutions and certificates of incumbency with respect to each of the HPT Parties; and

     (e) such other documents, certificates, affidavits and other instruments as the Seller or the Title Company may reasonably require to effectuate the transactions contemplated by this Agreement.

     5.4 Opinion of Counsel. The Seller shall have received one or more written opinions from counsel to the HPT Parties, in form and substance reasonably satisfactory to the Seller, regarding the organization and authority of the HPT Parties and such other persons or entities as the Seller may reasonably require, the enforceability of this Agreement, the other Transaction Documents and such other matters with respect to the transactions contemplated by this Agreement and the other

Transaction Documents as the Seller may reasonably require together with certified copies of all charter documents.

     5.5 No Defaults. There shall be no default on the part of any of the HPT Parties under any of the Transaction Documents, and there shall be no facts or circumstances which with the passage of time, the giving of notice or both would constitute such a default or which would pursuant to the terms of the Transaction Documents entitle the Seller to terminate any Transaction Document.

     SECTION 6 REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     6.1 Representation of Seller. To induce the Purchaser to enter into this Agreement, the Seller covenants, represents and warrants to the Purchaser as follows:

     (a) The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority under the laws of such jurisdiction and its respective charter documents to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby. The Seller is duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on the Seller or the transactions contemplated hereby.

     (b) The Seller has taken (or will take, prior to the Closing Date) all necessary action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and upon the execution and delivery of any document to be delivered by the Seller on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of each of the Seller that is a party thereto, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

     (c) The execution, delivery or performance of the Transaction Documents by the Seller, and the compliance with the terms and provisions thereof, will not result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller is bound.

     (d) Except as may be set forth on Schedule 6.1 (d), to the Seller’s Knowledge, no action or proceeding is pending or threatened, and no investigation looking toward such an action or proceeding has begun, which (i) questions the validity of the Transaction Documents or any action taken or to be taken pursuant thereto, (ii) will result in any material adverse change in the business, operation, affairs or condition of any of the Properties, (iii) may result in or subject any of the Properties to a material liability, (iv) involves condemnation or eminent domain proceedings against any material part of any of the Properties or (v) is likely to materially and adversely affect the ability of the Seller to perform its obligations hereunder.

     (e) Other than (i) the Permitted Encumbrances, (ii) the documents to be assigned to the Purchaser pursuant to the terms hereof, true and complete copies of which have been made available to the Purchaser and (iii) agreements and easements with governmental bodies and utility companies which are reasonably necessary for the development and operation of the Properties as contemplated by this Agreement and the documents and instruments which are contemplated to be executed and delivered by the parties hereto and their affiliates pursuant to the terms hereof, there are no material agreements, leases, licenses or occupancy agreements affecting the Properties which will be binding on the Purchaser subsequent to the Closing Date.

     (f) Except as may be set forth in Schedule 6.1(f) or in the written inspection reports obtained by the Purchaser in connection herewith, to the Seller’s Knowledge, there is no fact or condition which materially and adversely affects the physical condition of any of the Properties which has not been set forth in this Agreement, or in the other documents, certificates or statements furnished to or obtained by the Purchaser in connection with the transactions contemplated hereby.

     (g) All utilities and services necessary for the use and operation of the Properties (including, without limitation, road access, water, electricity and telephone) are available thereto, and are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of the Properties. To the Seller’s Knowledge, except as may be set forth in Schedule 6.1(g), no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to any of the Properties.

     (h) Except as may be set forth in Exhibit 6.1 (h), to the Seller’s Knowledge or in the written inspection reports obtained by Purchaser in connection therewith, (i) the Properties and the use and operation thereof do not violate any material federal, state, municipal or other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety or fire safety applicable thereto; and (ii) there are in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. To the Seller’s Knowledge, except as may be set forth in Schedule 6.1(h), there is no threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of any of the Properties or which would modify or realign any adjacent street or highway.

     (i) Except as may be set forth on Schedule 6.1 (i), other than the amounts disclosed by current tax bills, true and correct copies of which have been made available to Purchaser, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to any of the Properties, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent.

     (j) The Seller is not a “foreign person” within the meaning of Section 1445 (f) (3) of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     (k) Except as may be set forth on Schedule 6.1(k) or otherwise disclosed in writing to the Purchaser, to the Seller’s Knowledge, none of the Seller or any other occupant or user of any of the Properties, or any portion thereof, have stored or disposed of (or engaged in the business of storing or disposing of) or have released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on any of the Properties, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or local statutes, laws, ordinances, rules or regulations. To the Seller’s Knowledge, except as may be set forth on Schedule 6.1(k) or otherwise disclosed in writing to the Purchaser, the Properties are free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with applicable law.

     (l) To the Seller’s Knowledge, there are no defects or inadequacies in any of the Properties which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

     (m) Except as may be set forth in Schedule 6.1 (m), to the Seller’s Knowledge, each of the Properties is in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship and not subject to any unrepaired casualty.

     (n) Except as may be set forth on Schedule 6.1 (n), all tax returns for privilege, gross receipts, excise, sales and use, personal property and franchise taxes required by law to be filed by the Seller with respect to the Properties prior to the Closing Date will be prepared and duly filed prior to the Closing (or after Closing with respect to pre-Closing matters) and all taxes, if any, shown on such returns or otherwise determined to be due, together with any interest or penalties thereon, will be paid by the Seller prior to the Closing, or in a timely manner following Closing.

     (o) Except as may be set forth on Schedule 6.1(o), there are in effect all material licenses (including liquor licenses, if required), permits and other authorizations necessary for the then current use, occupancy and operation of the Properties.

     (p) Seller has good and marketable title to the FF&E, FAS and Inventories, and such FF&E, FAS and Inventories were “new” at the time of installation or acquisition, and have not been used prior to their use at the Properties.

     (q) The FF&E, FAS and Inventories located at or otherwise used in connection with each Property (i) comply in all material respects with the Brand Standards (as defined in the Management Agreement) and (ii) are otherwise at adequate, appropriate levels and at levels that are at least equal to those found at other similarly-situated Staybridge Suites hotels.

     (r) Except as may be set forth in Schedule 6.1 (r), to the Seller’s Knowledge there exists no violation of any law, regulation, order or requirement issued by any governmental authority against or affecting any of the Properties and none of the Seller have received any notice or order from any governmental authority requiring any repairs, maintenance or improvements to any Property which have not been fully performed.

     (s) Each Property constitutes a separate parcel for purposes of ad valorem real property taxes, and is not subject to a lien for non-payment of real property taxes relating to any other property.

     (t) Except as may be set forth on Schedule 6 . 1 (t), to the Seller’s Knowledge, there exists no material default on the part of the Seller with respect to any Permitted Encumbrance, other than those defaults which can be cured or discharged by the payment of money and for which an allowance for the payment thereof has been made at Closing.

     (u) Each of the financial statements of IHG heretofore delivered to the Purchaser have been properly prepared in accordance with the Accounting Principles (as defined in the Management Agreement) , are true, correct and complete in all material respects and fairly present the consolidated financial condition of IHG at and as of the dates thereof and the results of its operations for the periods covered thereby. Each of the financial statements of the Hotels heretofore delivered to the Purchaser have been properly prepared in accordance with the Accounting Principles, are true, correct and complete in all material respects and fairly present the financial condition, of the Hotels covered thereby at and as of the dates thereof and the results of their operations for the periods covered thereby.

     (v) Seller is not a debtor in any voluntary or involuntary proceeding in bankruptcy.

     6.2 Survival. The representations and warranties made in this Agreement by the Seller are made as of the date hereof except as otherwise expressly provided in this Agreement. All representations and warranties made in this Agreement by the Seller shall survive the Closing; provided, however, except with respect to claims asserted in regard to the representations and warranties contained in Sections 6.1(a), 6.1(b), 6.1H) and 6.1(n), the Purchaser shall not commence any action for the breach by the Seller of any of the representations and warranties contained in this Section 6 after the first anniversary of the Closing Date unless prior to such first anniversary the Purchaser is legally precluded from commencing such action.

     6.3 No Other Representations.

     (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY DOCUMENTS TO BE EXECUTED AND DELIVERED BY THE SELLER AT THE CLOSING, THE SELLER DISCLAIM THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE

PROPERTIES OR MATTERS AFFECTING THE PROPERTIES, WHETHER MADE BY THE SELLER, ON THEIR BEHALF OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTIES, TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, THE FITNESS OF THE PROPERTIES FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTIES AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTIES OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY ARE LOCATED. THE PURCHASER ACKNOWLEDGES (I) THAT THE PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, FINANCIAL, ECONOMIC AND LEGAL CONDITION OF EACH PROPERTY; AND (II) THAT THE PURCHASER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED TO THE PURCHASER AT THE CLOSING, MADE BY THE SELLER. THE PURCHASER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM OR ON BEHALF OF THE SELLER ANY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF THIRD PARTY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT AND OTHER ADVISORS. SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, THE PURCHASER SHALL PURCHASE THE PROPERTIES IN THEIR “AS IS” CONDITION ON THE CLOSING DATE.

     (b) PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 6 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

     SECTION 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     To induce the Seller to enter in this Agreement, the Purchaser covenants, represents and warrants to the Seller as follows:

     7.1 Status and Authority of the Purchaser. The Purchaser is duly organized and validly existing under the laws of the jurisdictions of its formation, and has all requisite power and authority under the laws of such jurisdiction and under its charter documents to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The Purchaser is duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on the Purchaser or the transactions contemplated hereby.

     7.2 Action of the Purchaser. The Purchaser has taken (or will take, prior to the Closing Date) all necessary action to authorize the execution, delivery and performance of each of the Transaction Documents to which it is a party, and upon the execution and delivery of any document to be delivered the Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of the Purchaser that is party thereto, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

     7.3 No Violations of Agreements. Neither the execution, delivery or performance of the Transaction Documents by the Purchaser, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, or charge upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound .

     7.4 Litigation. To the actual (and not the imputed or constructive) knowledge of John Murray, President of HPT, after due inquiry of appropriate personnel employed by the Purchaser no action or proceeding is pending or threatened, and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of the Transaction Documents or any action taken or to be taken pursuant hereto or (b) is likely to materially and adversely affect the ability of any of the Purchaser to perform its obligations hereunder.

     7.5 Bankruptcy. None of the Purchaser is a debtor in any voluntary or involuntary proceeding in bankruptcy.

     The representations and warranties made in this Agreement by the Purchaser are made as of the date hereof. All representations and warranties made in this Agreement by the Purchaser shall survive the Closing; provided, however, except with respect to claims asserted in regard to the representations and warranties contained in Sections 7.1 and 7.2. the Seller shall not commence any action for the breach by the Purchaser of any of the representations and warranties contained in this Section 7 after the first anniversary of the Closing Date unless prior to such first anniversary the Seller is legally precluded from commencing such action.

     SECTION 8 COVENANTS OF THE SELLER.

     Between the date hereof and the Closing, and, with respect to the terms of Section 8.7, thereafter:

     8 .1 Notice of Material Changes or Untrue Representations . Upon learning of any material change in any condition with respect to the Properties or of any event or circumstance which makes any representation or warranty of the Seller under this Agreement untrue, the Seller shall promptly notify the Purchaser thereof (the Purchaser agreeing, on learning of any such fact or condition, promptly to notify the Seller thereof).

     8.2 Compliance with Laws, Etc. The Seller shall comply in all material respects with (i) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction over the Properties, or the use or occupancy thereof, and (ii) all material terms, covenants and conditions of all agreements affecting the Properties.

     8.3 Approval of Agreements. The Seller shall not enters into, modify, amend or terminate any material agreement with respect to the Properties, which would encumber or be binding upon the Properties from and after the Closing Date, without in each instance obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

     8.4 Compliance with Agreements. The Seller shall comply with each and every material term, covenant and condition contained in the Contracts or in any material document or agreement affecting the Properties, and shall monitor compliance thereunder consistent with past practices.

     8.5 Operation of the Properties. Subject to events beyond the reasonable control of the Seller, the Seller shall continue to operate the Properties in a good and businesslike fashion consistent with past practices and to maintain the Properties in good working order and condition in a manner consistent with past practice and the Brand Standards.

     8.6 Insurance. The Seller shall maintain “all risk” property insurance on a replacement cost basis with respect to the Properties.

     8.7 Books. The Seller hereby agree to make all of its books, ledger sheets, files and records with respect to the operation of the Properties (excluding any portions thereof which the Seller reasonably determine to be confidential or proprietary) available to the Purchaser for review and inspection for a period of two (2) years after the Closing Date. The provisions of this Section 8.7 shall survive Closing under this Agreement.

     SECTION 9 APPORTIONMENTS.

     9.1 Apportionments.

     (a) At the Closing, the following adjustments and prorations shall be computed as of 12:01 a.m. (local time at each Property) on the Closing Date (“Apportionment Time”) . All items of revenue, cost and expense with respect to the period prior to the Apportionment Time shall be for the account of IHG and the Seller. All revenues attributable to guests of the Hotels for the night prior to the Closing Date shall be for the account of Seller. All items of revenue, cost and expense of such Property with respect to the period from and after the Apportionment Time shall be for the account of the Tenant. All adjustments and prorations shall be on an accrual basis in accordance with generally accepted accounting principles. Seller shall be entitled to receive any refunds of any taxes (real, personal or sales) for any periods prior to Closing, regardless of when received.

     (b) At the Closing, a fair and reasonable estimated accounting of all adjustments and prorations shall be performed and agreed to by IHG, the Seller, the Purchaser and the Tenant . Subsequent final adjustments and payments (the “True-up”) shall be made in cash or other immediately available funds as soon as practicable after the Closing Date for such Property, based upon an accounting performed by the Seller and acceptable to the Purchaser and the Tenant. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 9.1(b), upon application by any such party, a certified public accountant reasonably acceptable to the parties hereto shall determine any such adjustments which have not theretofore been agreed to by the parties hereto. The charges for such accountant shall be borne equally by the parties to such disputed adjustment. All adjustments to be made as a result of the final results of the True-up shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof.

     9.2 Closing Costs. The Seller, on one hand, and the Purchaser, on the other hand, shall share equally all costs and expenses associated with the transaction contemplated hereby, including, without limitation, recording, sales and transfer fees and taxes, local counsel fees (limited to those incurred in connection with usual and customary local counsel services in similar commercial real estate transactions) , title insurance premiums for the owner’s policies, market studies and appraisals, title, survey and environmental reports, engineering studies, and the taxes (if any) associated with the transfer of the FF&E, the FAS and Inventories; provided, however, each party shall pay its own attorneys’ and accountants’ fees and costs in connection with this transaction. In addition, the Seller shall pay any costs associated with the transfer of the roof warranties. The parties shall make appropriate allocations of the Purchase Price for purposes of determining any transfer or recording taxes due in connection herewith.

     9.3 The obligations of the parties under this Section 9 shall survive the Closing.

     SECTION 10 DEFAULT.

     10.1 Default by the Seller. If prior to the Closing the Seller shall have made any representation or warranty herein which shall be untrue in any material respect when made or updated as herein provided or if the Seller shall fail to perform any of the material covenants and agreements contained herein and such failure continues for a period of ten (10) days after notice thereof from the Purchaser, the Purchaser may terminate this Agreement in its entirety.

     10.2 Default by the Purchaser. If prior to the Closing the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it and such failure shall continue for a period of ten (10) days, the Seller may, as its sole and exclusive remedy, at law and in equity, terminate this Agreement, whereupon, the Purchaser shall pay to the Seller, as liquidated damages and not as a penalty, an amount equal to five percent (5%) of the Purchase Price. Purchaser and Seller acknowledge and agree that if this Agreement is terminated by reason of Purchaser default hereunder before the Closing, the damages that Seller will sustain as a result thereof will be substantial, but the actual damages will be difficult or impossible to ascertain.

     SECTION 11 MISCELLANEOUS.

     11.1 Agreement to Indemnify.

     (a) Subject to any express provisions of this Agreement to the contrary, from and after Closing, the Seller shall indemnify and hold harmless the Purchaser from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) arising out of (i) a breach by the Seller of any representation or warranty set forth herein, (ii) events or contractual obligations, acts, or omissions of the Seller that occurred in connection with the ownership or operation of any Property prior to the Closing Date or (iii) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with any Property or any portion thereof at any time or times prior to the Closing Date and during the ownership of such Property by Seller or any of its affiliates.

     (b) whenever an HPT Party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the Seller are or may be responsible under this Agreement, the Purchaser shall notify the Seller promptly and furnish such copies of documents (and make originals thereof available) and such other information as the Purchaser may have that may be used or useful in the defense of such claims and shall afford the Seller the full opportunity to defend the same in the name of the Purchaser and shall generally cooperate with the Seller in the defense of any such claim.

     (c) The provisions of this Section 11.1 shall survive the Closing.

     11.2 Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, and that it reasonably believes that there is no basis for any other person or entity to claim a commission or other compensation for bringing about this Agreement or the transactions contemplated hereby. The Seller shall indemnify and hold harmless the Purchaser and its successors and assigns from and against any loss, liability or expense, including reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for; bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Seller. The Purchaser shall indemnify and hold harmless the

Seller and their respective successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the Purchaser. Nothing contained in this section shall be deemed to create any rights in any third party. The provisions of this Section 11.2 shall survive the Closing hereunder and any termination of this Agreement.

     11.3 Publicity. Except as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, to perform its obligations and duties contained in this Agreement or to receive legal, accounting and/or tax advice or to entities involved in a sale of a controlling interest in the Seller, the Purchaser, or any of their affiliates, the parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information shall use reasonable efforts to give notice to the other parties as soon as such party learns that it must make such disclosure.

     11.4 Public Companies. HPT and IHG are both publicly traded companies. None of IHG, HPT or their affiliates and representatives shall trade in the securities of the other party during the pendency of this transaction until all material facts concerning this transaction are publicly announced and the market has had the opportunity to absorb the announcement.

     11.5 Notices.

     (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either by hand, by telecopier with written acknowledgment of receipt (provided a copy is sent by Federal Express or similar expedited commercial carrier for delivery the next Business Day), or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

     (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

All such notices shall be addressed,

     If to the Seller to:

          InterContinental Hotels Group Resources, Inc.
          c/o Six Continents Hotels, Inc.
          3 Ravinia Drive, Suite 100
          Atlanta, Georgia 30346
          Attn: Vice President of Operations
          [Telecopier No. (770) 604-8875

     with a copy to:

          InterContinental Hotels Group Resources, Inc.
          c/o Six Continents Hotels, Inc.
          3 Ravinia Drive, Suite 100
          Atlanta, Georgia 30346
          Attn: General Counsel — Operations
          [Telecopier No. (770) 604-5802

     If to any HPT Party, to:

          Hospitality Properties Trust
          400 Centre Street
          Newton, Massachusetts 02458
          Attn: John G. Murray
          [Telecopier No. (617) 969-5730]

     with a copy to:

          Sullivan & Worcester LLP
          One Post Office Square
          Boston, Massachusetts 02109
          Attn: Warren M. Heilbronner, Esq.
          [Telecopier No. (617) 338-2880]

     By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

     11.6 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

     11.7 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser; provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by the Purchaser, HPT shall remain fully and primarily liable for the obligations of the “Purchaser” hereunder. In addition, Purchaser shall have the right to require that the Properties or any part thereof be conveyed directly to its designee. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

     11.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Except for obligations which by their terms are to survive Closing or which by their express terms are to be performed following Closing, the terms and provisions of this Agreement shall not survive the Closing and shall merge into the deeds from the Seller to the Purchaser. The provisions of the immediately preceding sentence shall survive the Closing.

     11.9 Counterparts. Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

     11.10 Governing Law.

     (a) This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of New York applicable to contracts between residents of New York which are to be performed entirely within New York, regardless of (i) where this Agreement is executed or delivered, (ii) where any payment or other performance required by this Agreement is made or required to be made, (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues, (iv) where any action or other proceeding is instituted or pending, (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party, (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than New York, (vii) the location of the Properties or any applicable Property, or (viii) any combination of the foregoing.

     (b) All actions and proceedings arising out of or in any way relating to this Agreement shall be brought, heard, and determined exclusively in an otherwise appropriate federal or state court located within New York County, New York. The parties hereby (i) submit to the exclusive jurisdiction of any New York federal or state court of otherwise competent jurisdiction for the purpose of any action or proceeding arising out of or relating to this Agreement and (ii) voluntarily and irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise in any such action or proceeding, any claim or defense that it is not personally subject to the jurisdiction of such a court, that such a court lacks personal jurisdiction over any party or the matter, that the action or proceeding has been brought in an inconvenient or improper forum, that the venue of the action or proceeding is improper, or that this Agreement may not be enforced in or by such a court. To the maximum extent permitted by applicable law, each party consents to service of process by registered mail, return receipt requested, or by any other manner provided by law.

     (c) To the maximum extent permitted by applicable law, each of the parties hereto waives its rights to trial by jury with respect to this Agreement or matters arising in connection herewith.

     11.11 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

     11.12 Attorneys’ Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein. The terms of this Section 11.12 shall survive the Closing.

     11.13 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Unless the context clearly requires otherwise, the words “herein”, “hereunder”, and “hereby”, whenever used in this Agreement, shall refer to this Agreement as a whole, and not only to the sections, subsections, paragraphs or subparagraphs of this Agreement in which such words appear.

     11.14 Time of Essence. Time is of the essence of this Agreement and each term and provision hereof.

     11.15 Limitation of Liability. No advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of IHG or HPT shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times heretofore or hereafter. In no event shall any of the Purchaser or the Seller be entitled to punitive, consequential or special damages under this Agreement, and each of the Purchaser and the Seller hereby waives any right to claim, pursue or collect same. The provisions of this Section 11.15 shall survive any termination of this Agreement and the Closing hereunder.

     11.16 State Specific Provisions.

     CA: None.

     CO: None.

     FL:

               Radon Disclosure. The Purchaser acknowledges the following Radon Gas disclosures required by Florida Statute 404.056, Subsection 8:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from county public health units.

GA:	None.

MO:	None.

MA:	None.

MI:	None.

NC:	None.

TX:	None.

WA:	None.

     11.17 Nonliability of Trustees. THE DECLARATIONS OF TRUST ESTABLISHING PURCHASER, COPIES OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT, AND THE SELLER HEREBY AGREES THAT, THE NAME “HPT IHG PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, PURCHASER. ALL PERSONS DEALING WITH PURCHASER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF PURCHASER, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLER: INTERCONTINENTAL HOTELS GROUP RESOURCES, INC.
By:	/s/ Robert C. Gunkel
Its: Robert C. Gunkel
Vice President

PURCHASER: HPT IHG PROPERTIES TRUST
By:	/s/ John G. Murray
Its: John G. Murray
President